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                                    FORM T-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                             SECTION 305(b)(2) |__|

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                              THE BANK OF NEW YORK
               (Exact name of trustee as specified in its charter)

New York                                                 13-5160382
(State of incorporation                                  (I.R.S. employer
if not a U.S. national bank)                             identification no.)

One Wall Street, New York, N.Y.                          10286
(Address of principal executive offices)                 (Zip code)

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                  SECURITISATION ADVISORY SERVICES PTY. LIMITED
                              (ABN 88 064 133 946)
               (Exact name of obligor as specified in its charter)

Australian Capital Territory,
Commonwealth of Australia                                Not Applicable
(State or other jurisdiction of                          (I.R.S. employer
incorporation or organization)                           identification no.)

Level 7
48 Martin Place
Sydney, 2000
Australia
(Address of principal executive offices)                (Zip code)

                       Mortgage Backed Floating Rate Notes
                       (Title of the indenture securities)

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1.    GENERAL INFORMATION. FURNISH THE FOLLOWING INFORMATION AS TO THE TRUSTEE:

      (A)  NAME AND ADDRESS OF EACH EXAMINING OR SUPERVISING AUTHORITY TO WHICH
           IT IS SUBJECT.

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                       Name                                                        Address
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        Superintendent of Banks of the State of New York         One State Street, New York, N.Y.
                                                                 10004-1417, and Albany, N.Y.
                                                                 12223

        Federal Reserve Bank of New York                         33 Liberty Street, New York, N.Y.
                                                                 10045

        Federal Deposit Insurance Corporation                    Washington, D.C. 20429

        New York Clearing House Association                      New York, New York 10005

      (B)  WHETHER IT IS AUTHORIZED TO EXERCISE CORPORATE TRUST POWERS.

      Yes.

2.    AFFILIATIONS WITH OBLIGOR.

      IF THE OBLIGOR IS AN AFFILIATE OF THE TRUSTEE, DESCRIBE EACH SUCH
      AFFILIATION.

      None.

16.   LIST OF EXHIBITS.

      EXHIBITS IDENTIFIED IN PARENTHESES BELOW, ON FILE WITH THE COMMISSION,
      ARE INCORPORATED HEREIN BY REFERENCE AS AN EXHIBIT HERETO, PURSUANT TO
      RULE 7A-29 UNDER THE TRUST INDENTURE ACT OF 1939 (THE "ACT") AND 17
      C.F.R. 229.10(D).

      1.   A copy of the Organization Certificate of The Bank of New York
           (formerly Irving Trust Company) as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 1 to Amendment No. 1 to Form T-1 filed with Registration Statement No. 33-6215, Exhibits 1a and 1b to
           Form T-1 filed with Registration Statement No. 33-21672, Exhibit 1 to
           Form T-1 filed with Registration Statement No. 33-29637 and Exhibit 1 to Form T-1 filed with Registration Statement No. 333-121195.)

      4.   A copy of the existing By-laws of the Trustee. (Exhibit 4 to Form T-1 filed with Registration Statement No. 333-121195.)

      6.   The consent of the Trustee required by Section 321(b) of the Act.
           (Exhibit 6 to Form T-1 filed with Registration Statement No.
           333-106702.)

      7.   A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

                                    SIGNATURE

      Pursuant to the requirements of the Act, the Trustee, The Bank of New
York, a corporation organized and existing under the laws of the State of New
York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and
State of New York, on the 21st day of April, 2005.

                                       THE BANK OF NEW YORK

                                       By:   /S/  ROBERT A. MASSIMILLO
                                           -------------------------------------
                                           Name:  ROBERT A. MASSIMILLO
                                           Title: VICE PRESIDENT